MicroMGx Inc

Surprisingly, the global weed problem is getting worse as weeds learn how to tolerate (overused) herbicides. We have used Nature to help us discover a naturally-produced herbicide. Believed to be a new mechanism of action, we plan to defeat herbicide resistant weeds and help the world's farmers.

Invest

$99.54 minimum investment

DEADLINE: March 31, 2023

in 2 months

SHARE PRICE

$2.37

TOTAL RAISED

$47,765

VALUATION

$10,976,063

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our Founders have worked for 10 years to create an efficient way to discover new chemistry, naturally made by microbes.

While our vision is that we will discover all undiscovered compounds produced by microbes, and make them accessible to life science R&D organizations around the world, we are happy to announce a great example of a natural product. We plan to concentrate on developing and licensing a new, natural herbicide. Our labs and collaborating labs hope to be able to accomplish many of the late development de-risking activities while our collaborator will concentrate on the larger

We envision licensing our lead natural herbicide to an Agriculture company such as: → **Valent(Sumitomo), Bayer, FMC, UPL, Corteva, Syngenta, NuFarm, ADAMA**

SUCCESS TO DATE

- Seven peer-reviewed publications identifying new molecules discovered using the MGx platform.
- Investigated/discovered new molecules for clients in the agriculture and animal health industries (Corteva, Valent, Elanco).
- $400k angel investment in 2020.
- License for MGX-1001, a promising new herbicide with the potential to be the first new mechanism of action broad spectrum herbicide in 35 years (US Provisional Patent Applications #63/075138 and #63/181,745, PCT Patent Application #PCT/US2021/048904).
- One of six finalists in the 2022 $1M Radicle Growth-UPL Challenge.
- Out of 580 entrants, chosen for 1st Cohort HudsonAlpha AgTech Accelerator 2022, along with $100K convertible note
- Out of 4500 entrants, chosen as finalist in Hello Tomorrow Global Deep Tech Challenge.
- We now have two top 10 Ag Companies interested in testing/developing our herbicide.

PROBLEM

The key problem we are solving is: **Herbicide-Resistant Weeds.**

30% of crop losses each year are due to weeds. It is estimated that global crop yield lost to weeds could feed 1 billion people every year! Most of those losses are due to herbicide resistant weeds - due to overuse of current herbicides and lack of new mechanisms of action. Most herbicides on the market have seen some kind of resistance in the targeted weeds.

Yet, no broad-spectrum herbicide with a new mechanism of action has been discovered in over 35 years! This lack of innovation is incredible and hurts the farmers around the world.

SOLUTION

The MGx platform technology discovers new chemistry by harnessing the power of the world's best chemists: microbes. Microbes have been creating and modifying chemicals to do specific tasks for over 4 billion years.

Regarding our lead molecule, we call it MGX 1001, we discovered that the bacteria responsible for the disease - onion center rot - actually produces a natural chemical that we have tested and are now developing into a broad-spectrum herbicide. It appears to have a new mechanism of action. *U.S. Provisional Patent Application No. 63/181,745 and U.S. 63/075,138 - Licensed from the University of Illinois in May, 2022.*

In the greenhouse test, January 2022, we found good activity against several important weeds. Below is an example of how it performed on an extremely harmful weed, Horseweed (*erigeron*) - note: this species of horseweed is especially resistant to glyphosate (RoundUp), the most popular herbicide in the world. 10 years to develop the optimal method for exploring and finding new naturally made chemicals.

MGX 1001 clearly has a herbicide activity against this weed while RoundUp had almost no impact at all. A herbicide with this effectiveness against herbicide resistant weeds will help farmers around the world control weeds, use less herbicide, and increase their crops' yield.


mgx-1001
Our Natural Herbicide
RoundUp
Water (Control)

FREQUENTLY ASKED QUESTIONS

What does your company do?

We aim to deliver Nature's solutions to the world's farmers. We do this by using cutting edge scientific breakthroughs in genomics and metabolomics to identify brand new chemicals made by bacteria and fungi. Our lead molecule is a natural herbicide with the ability to defeat many herbicide resistant weeds.

Why did you choose this idea?

We believe that Nature holds the solutions to many of the world's problems. Many problems require chemicals with a focus and complexity that are hard to imagine or create artificially. But nature has been working on its chemistry for billions of years.

In five years, where do you envision your company?

We envision MicroMGx as a lead discovery company for agriculture crop protection products. Our key license deal in 2025 we hope will have opened the doors for much more discovery work in Crop Protection. Our herbicide, MGX 1001 may be talked about as the next great herbicide and many may be trying to follow up with products that focus on this new biological target. Following that, we plan on doing the same in the pharmaceutical industry.

Why is your team uniquely qualified to solve this problem?

Our talented team has been focused on natural product discovery from the beginning. Northwestern University Professors Neil Kelleher and Regan Thomson and University of Illinois at (U-C) Professor William Metcalf integrated their world-class research in mass spectrometry, organic synthesis, and genomics, respectively. Our CSO has been focused on optimizing large scale natural product discovery since 2010. Our CEO has been successfully leading teams and organizations for 4 decades, with both pharma and agriculture R&D experience. We have the science, the location, the network and will soon have a top 10 Ag Collaborator to ensure our success.

BUSINESS MODEL

MicroMGx is a discovery and licensing company.

Our Process:

1. Discover new molecules made by microbes using the MGx discovery platform.
2. Test for bioactivity in crop protection.
3. Patent the novel molecule and its specific applications (herbicide, fungicide, insecticide).
4. Find collaborator(s).
5. License our new molecule to uniquely qualified Global Ag company to develop and commercialize.

Using the MGx platform, we aim to discover new molecules at an unprecedented rate and hope to give the world access to natural medicines and agricultural products still waiting to be discovered.


We are a Discovery and Licensing company
Projected Revenue per License
Royalties
Milestone Payments
Up-front License Fee
We License it out
We match Client & Use
We patent new Chemical+Use
We find its value (Use)
We discover
NP Kinect/Cloud-based software
Obtain IP – Baker and Hostetler
Test for different uses/solutions
MGx Platform

Licensing would involve an upfront fee to MicroMGx, milestone payments once a customer successfully reaches a development milestone with our chemical, and then, once launched, royalties may flow back to MicroMGx.

MARKET


Global Crop Protection Market
$69 B
Mainly Generic Herbicide Market
$34 B
Top Products
Micro MGX
mgx-1001
$2 B - $8 B

The crop protection market (TAM) includes herbicides, insecticides, fungicides, and nematicides. Herbicides (SAM) are mostly generic, with no new mechanism of action in over 30 years. The market (farmers) are hungry for a herbicide that is **effective** against herbicide-resistant weeds. The top herbicides are currently bringing in $2B - $8B. By 2030, this may be a very conservative range for a **disruptive herbicide**.

PRESS

- **EIN Press Wire**
  The Radicle Carbon & Soil Challenge by UPL announces its finalists
- **BusinessWire**
  MicroMGx Platform to Support New Study Aimed at New Natural Product Discovery
- **MicroMGx**
  MicroMGx partners with Corteva Agriscience to Expand Use of Natural Products Discovery for Crop Protection
  MicroMGx announces research collaboration agreement with Elanco to investigate animal-health promoting microorganisms

TEAM



William Metcalf, PhD

Chairman/Co-Founder

The G. William Arends Professor in Molecular and Cellular Biology and Professor of Microbiology at the University of Illinois at Urbana-Champaign. His research focuses on the complex chemistry that bacteria perform, including the biogenesis of methane and specialized natural products. Prof. Metcalf advises MicroMGx on the use of comparative genomics to identify the regions of the bacterial genome that are responsible for specialized metabolism, and on the use of advanced genome sequencing technologies.



Neil L. Kelleher

Director/Co-Founder

Neil L. Kelleher is the Walter and Mary Elizabeth Glass Professor of Chemistry, Molecular Biosciences, and Medicine at Northwestern University. Neil's research focuses on the use of mass spectrometry for applications ranging from proteomics to natural products chemistry. Prof. Kelleher is also an experienced entrepreneur; he has founded three other companies, including the successful software company, Proteinaceous, and Integrated Protein Technologies which provides cutting-edge devices for protein sample preparation. Neil is a co-founder of MicroMgx and advises on business and technology development, especially the integration of mass spectrometry and informatics into MicroMGx's workflows.



Regan Thomson
Director/Co-Founder

A Professor of Chemistry at Northwestern University. His research pushes the boundaries of reaction design and applies it to drive the synthesis of complex biologically active molecules. As a Co-Founder and member MicroMGx's board of directors, his insight as a synthetic organic chemist will guide the development of synthetic natural product analogs with improved activity and selectivity. The role of chemical synthesis in the commercialization of natural products with therapeutic activity is especially important because of current intellectual property policy, which severely limits protections on materials and compounds derived directly from nature.



Jack M. Kloeber, PhD
CEO/CFO

Educated in the fields of Decision Analytics, Industrial Engineering, Simulation and Optimization. After teaching Mathematics at USMA, West Point, NY, and 6 years of Graduate level Operations Research at the Air Force Institute of Technology, he retired from the US Army as an LTC and joined Bristol-Myers Squibb as Head of Portfolio Management. He moved to Johnson & Johnson Pharmaceuticals and held the same position for 5 years. Jack became a partner/owner of a successful consulting company Kromite LLC, where he focused on R&D decision-making for 12 years. He joined MicroMGx as CEO bringing experience in running an analytics consulting company and working with executives in pharmaceuticals, government, and agriculture industries.



Anthony Goering, PhD
CSO/COO

Anthony is trained in the fields of natural product discovery and synthetic biology. He performed his graduate research in the laboratory of Professor Neil Kelleher as part of the collaborative team that created metabologenomics, which is now one of MicroMGx's core technologies. Anthony was employee #1 at MicroMGx. As the chief scientific officer of MicroMGx, he oversees the continued development of metabologenomics, as well as its application to guide and scale the discovery of new, bioactive natural products.



Rajmony Pannu, MD
Director

A practicing vascular specialist in Westerville, OH. He is one of a select few specialists in the country to have board certification in both vascular medicine and endovascular medicine. While an extremely talented physician, Raj is also an active entrepreneur and brings to the MicroMGx Board a keen entrepreneurial mind, combining successful risk-taking, business acumen, and a flair for healthcare marketing.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,998 is raised:

Use	Value	% of Proceeds
Compensation for managers	$136,568	12.8%
Unallocated Funds	$0	less than 0.1%
Platform Costs	$600,000	56.1%
Testing MGX 1001	$150,000	14.0%
Rent	$36,000	3.4%
Structure Isolation	$60,000	5.6%
Additional Equipment	$35,000	3.3%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in MicroMGx, Inc., doing business as MicroMGx Inc. This offering must raise at least $10,000 by March 31, 2023 at 5:55pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MicroMGx Inc may issue additional securities to raise up to $1,069,998, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,082,726 shares
× $2.37 per share

$12,046,061 implied valuation

PITCH DECK

MicroMGx Inc Pitch Deck

FINANCIALS

MicroMGx Inc's official name is MicroMGx, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 2, 2022
- Form C/A on October 27, 2022
- Form C/A on January 25, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Feb 13, 2023	Hello Current and Future Investors. It is an...
Jan 25, 2023	MicroMGx is excited to announce that we have...
Jan 25, 2023	Filed Form C/A
Nov 25, 2022	As CEO of MicroMGx, I wanted to let our...
Oct 27, 2022	Filed Form C/A
Oct 23, 2022	We at MicroMGx are very happy and proud to...
Oct 13, 2022	The leadership team at MicroMGx would like to...
Sep 22, 2022	It is starting to get exciting! I have...
Sep 14, 2022	We have just started on this 2 month journey to...
Sep 2, 2022	Primary offering of 451,476 shares at $2.37
Sep 2, 2022	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270

Investor FAQ

Entrepreneur FAQ

Educational Materials & Risks

Help Center

Work with Us

News

About Netcapital